Exhibit 99.1

FG Financial Group, Inc. Reports Second Quarter 2023 Financial Results

08/xx/2023

FG Financial Group Continues to Achieve Increase in Net Reinsurance Premiums

Earned, Net Investment Income, and Sees Progress in Strategic Merchant Banking

ITASCA, IL – FG Financial Group, Inc. (Nasdaq: FGF) (the “Company”), today announced results for the second quarter and six months ended June 30, 2023. FG Financial is a reinsurance and asset management holding company focused on collateralized and loss-capped reinsurance and merchant banking that allocates capital in partnership with Fundamental Global®, a private partnership led by Kyle Cerminara and Joe Moglia, as well as other strategic investors.

FG Financial Group CEO Larry Swets, Jr. commented, “The Company continued to achieve solid progress during the quarter executing our strategy of identifying asymmetric risk/reward opportunities and patiently allocating capital to drive long-term returns for our shareholders. Our reinsurance division continued to build its differentiated and flexible reinsurance model, generating increased net premiums earned as we deployed capital to highly structured loss-capped contracts. We are also focused on broadening our revenue base with no-downside, fee-based revenue through our FG RE Solutions unit and we see the opportunity for substantial long-term growth as the range of joint-ventures and structures expands. Our merchant banking division has established an extraordinary portfolio of businesses across attractive end markets. This quarter, FG Acquisition Corp. announced a business combination with ThinkMarkets, an online and leveraged trading multi-asset brokerage with established global partnerships and a scalable business model. Additionally, FG Merger Corp.’s merger agreement with iCoreConnect Inc., a cloud-based SaaS company bringing much needed workflow efficiencies to the dental and medical industries, continues to progress. As we look to the second half of the year, we are optimistic about the opportunities ahead of us and will continue to execute our strategy to drive long-term returns for our shareholders.”

FG Financial Group Chairman Kyle Cerminara, added, “We are pleased with the progress made in the first half of this year. Our merchant banking division continues to build Craveworthy, a growing restaurant brand platform made up of diverse, relevant and highly scalable brands, as well as FG Communities which owns and operates an attractive portfolio of manufactured housing communities. Furthermore, we are leveraging our deep experience in the SPAC industry to introduce innovative deal structures that make sense for both our companies and a broader base of investors. We look forward to continuing to execute our strategy in 2023 and beyond as we identify opportunities with the aim of building long-term shareholder value.”

Select 2023 Second Quarter Results and Six Months Financial Results and Highlights

FG Financial Group’s 2023 second quarter and six-month financial results included:

●	Net reinsurance premiums earned increased to $3.7 million for the three months ended June 30, 2023, from $3.0 million in the second quarter of the prior year. Net reinsurance premiums for the six months ended June 30, 2023, increased to $7.3 million from $5.4 million in the six months ended June 30, 2022. The increase in reinsurance premiums was due primarily to the additional reinsurance agreement entered into with Funds at Lloyds to cover risks written by the syndicate during the calendar year 2023.
●	Net investment loss for the three months ended June 30, 2023, decreased to $1.5 million compared to a net investment loss of $3.7 million in the second quarter of the prior year. Net investment income for the six months ended June 30, 2023, increased to $1.3 million from a loss of $6.1 million in the six months ended June 30, 2022.
●	The Company paid the 8% Series A Preferred Share dividend of $0.45 million, or $0.50 per share, which represents the Company’s 21st consecutive quarter of paying the full dividend due on the 8% Series A Preferred Shares since their issuance in February 2018.
●	General and administrative expense was $2.3 million and $4.9 million for the three and six months ended June 30, 2023, respectively, as compared to $2.3 million and $4.0 million for the same periods in the prior year, respectively. The increase was primarily related to an increase in non-cash stock compensation expense.

Net loss attributable to common shareholders for the second quarter of 2023 decreased to $3.4 million, or $(0.35) per fully diluted share, compared to a loss of $5.9 million, or $(0.87) per fully diluted share for the second quarter of 2022. Net loss attributable to common shareholders for the six month period ended June 30, 2023, was $2.5 million, decreasing by 76% compared to a loss of $10.2 million, or $(1.55) per fully diluted share, for the six month period ended June 30, 2022.

Balance Sheet Highlights

As of June 30, 2023, FG Financial Group’s key balance sheet items included:

●	Cash and cash equivalents of $3.0 million.
●	Investment holdings totaling $25.8 million, including directly or indirectly held investments in OppFi, holdings under the Company’s Merchant Banking Platform for FG Merger Corp. and FG Acquisition Corp., and other investments.
●	Total shareholders’ equity of $37.0 million, an increase of $9.3 million from $27.7 million at June 30, 2022.

FG Financial Group, Inc.

FG Financial Group, Inc. is a reinsurance and asset management holding company focused on collateralized and loss capped reinsurance and merchant banking that allocates capital in partnership with Fundamental Global®, a private partnership led by Kyle Cerminara and Joe Moglia, as well as other strategic investors. The Company’s principal business operations are conducted through its subsidiaries and affiliates.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. In particular, discussions and statements regarding the Company’s future business plans and initiatives are forward-looking in nature. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, and may impact our ability to implement and execute on our future business plans and initiatives. Management cautions that the forward-looking statements in this release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: risks associated with our inability to identify and realize business opportunities, and the undertaking of any new such opportunities; general conditions in the global economy, our lack of operating history or established reputation in the reinsurance industry; our inability to obtain or maintain the necessary approvals to operate reinsurance subsidiaries; risks associated with operating in the reinsurance industry, including inadequately priced insured risks, credit risk associated with brokers we may do business with, and inadequate retrocessional coverage; our inability to execute on our investment and investment management strategy, including our strategy to invest in the risk capital of special purpose acquisition companies (SPACs); potential loss of value of investments; risk of becoming an investment company; fluctuations in our short-term results as we implement our new business strategy; risks of being unable to attract and retain qualified management and personnel to implement and execute on our business and growth strategy; failure of our information technology systems, data breaches and cyber-attacks; our ability to establish and maintain an effective system of internal controls; our limited operating history as a public company; the requirements of being a public company and losing our status as a smaller reporting company or becoming an accelerated filer; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; potential conflicts of interest between us and our directors and executive officers; risks associated with our related party transactions and investments; and risks associated with our investments in SPACs, including the failure of any such SPAC to complete its initial business combination. Our expectations and future plans and initiatives may not be realized. If one of these risks or uncertainties materializes, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements are made only as of the date hereof and do not necessarily reflect our outlook at any other point in time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments.

INVESTOR RELATIONS:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

IR@fgfinancial.com

FG FINANCIAL GROUP, INC.

Consolidated Balance Sheets

($ in thousands, except per share data)

	June 30, 2023 (unaudited)	December 31, 2022
ASSETS
Equity securities, at fair value (cost basis of $1,916 and $889, respectively)	$1,783	$841
Other investments	23,994	24,839
Cash and cash equivalents	2,962	3,010
Deferred policy acquisition costs	1,231	1,527
Reinsurance balances receivable (net of current expected losses allowance of $84 and zero, respectively)	10,608	9,269
Funds deposited with reinsured companies	6,667	9,277
Other assets	1,321	712
Total assets	$48,566	$49,475

LIABILITIES
Loss and loss adjustment expense reserves	$4,665	$4,409
Unearned premium reserves	6,270	6,823
Accounts payable and accrued expenses	508	723
Other liabilities	116	225
Total liabilities	$11,559	$12,180

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par and liquidation value, 1,000,000 shares authorized; 894,580 shares issued and outstanding as of June 30, 2023 and December 31, 2022	$22,365	$22,365
Common stock, $0.001 par value; 100,000,000 shares authorized; 10,303,739 and 9,410,473 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	10	9
Additional paid-in capital	52,302	50,021
Accumulated deficit	(37,670)	(35,100)
Total shareholders’ equity	37,007	37,295
Total liabilities and shareholders’ equity	$48,566	$49,475

FG FINANCIAL GROUP, INC.

Consolidated Statements of Operations

($ in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue:
Net premiums earned	$3,685	$2,953	$7,342	$5,426
Net investment (loss) income	(1,529)	(3,714)	1,311	(6,059)
Other income	30	26	60	50
Total revenue	2,186	(735)	8,713	(583)

Expenses:
Net losses and loss adjustment expenses	1,960	1,868	3,876	3,391
Amortization of deferred policy acquisition costs	817	606	1,529	1,318
General and administrative expenses	2,332	2,269	4,881	4,009
Total expenses	5,109	4,743	10,286	8,718

Net loss	$(2,923)	$(5,478)	$(1,573)	$(9,301)
Dividends declared on Series A Preferred Shares	444	447	891	894
Loss attributable to FG Financial Group, Inc. common shareholders	$(3,367)	$(5,925)	$(2,464)	$(10,195)

Basic and diluted net loss per common share:	$(0.35)	$(0.87)	$(0.26)	$(1.55)
Weighted average common shares outstanding:
Basic and diluted	9,704,893	6,775,501	9,564,225	6,589,296